EXHIBIT 10.156



                             AGREEMENT OF SALE
                             _________________


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 18th day of September 1995 by and between Charles Schwab & Co., Inc., a California corporation ("Purchaser"), and American Express Company, a New York corporation ("Seller").

                           W I T N E S S E T H:
                           ____________________

     1.     PURCHASE AND SALE. Purchaser agrees to purchase and Seller
            _________________
agrees to sell the American Express Western Regional Operations Center,
known by the street address, 2423 East Lincoln Drive, Phoenix, Arizona, consisting of the following: (i) that certain land, in fee simple, legally described on Exhibit A attached hereto (the "Fee Parcel");
                     _________
(ii) all of Seller's right, title and interest in, to and under Lease
No. 21319, dated March 1, 1979, by and between the City of Phoenix, a municipal corporation (the "City"), as ground lessor, and Seller as ground lessee, recorded in the Official Records of Maricopa County, Arizona on
May 29, 1979 in Docket No. 13661, Page 578-587, as modified by that certain First Addendum to Lease No. 21319, dated August 26, 1985, a memorandum of which was recorded in the Official Records of Maricopa County, Arizona on August 30, 1995 as Instrument #95-0525797 and by that certain Second
Addendum to Lease No. 21319, dated January 5, 1986, a memorandum of which was recorded in the Official Records of Maricopa County, Arizona on
August 30, 1995 as Instrument #0525798 (collectively, the "Ground Lease"), which Ground Lease affects that certain property legally described on
Exhibit B attached hereto (the "Ground Lease Parcel"); (iii) all of the
_________
improvements and fixtures (including, without limitation, all built-in cabinets, counters and shelving, lighting and plumbing fixtures, venetian blinds, shades, screens, storm windows and other window treatments, switch plates and door hardware and those specific video monitors and built-in cameras set forth on Exhibit Q, but excluding all telephone switches and artwork and sculpture) (collectively, the "Improvements") located on the Fee Parcel and the Ground Lease Parcel (subject, in the case of the Ground Lease Parcel, to the terms of the Ground Lease); and (iv) all of the personal property set forth in Exhibit C attached hereto and the then remaining spare parts for the fixtures and systems (collectively the "Personal Property"), all of which are owned by Seller and will be transferred to Purchaser free and clear of all claims, adverse interests, liens, security interests and encumbrances. Provided that Seller shall have delivered to Purchaser, on or before October 15, 1995, a list describing the insertion equipment at the Property that Seller wishes, at Seller's sole discretion, to make available to Purchaser, Purchaser shall have the right to notify Seller on or before November 30, 1995 that Purchaser desires to receive any such available insertion equipment at the Property or portion of such available insertion equipment and upon such notice the term "Personal Property" shall include such available insertion equipment requested by Purchaser and Seller shall remove the insertion equipment not so requested by Purchaser prior to the Closing (hereinafter defined). The Fee Parcel, Seller's leasehold estate in the Ground Lease Parcel and Seller's interest in the Ground Lease, the Improvements and the Personal Property are referred to collectively herein as the "Property".

     The term Property shall also include: (a) all of Seller's right, title, estate or interest, if any, in and to the land lying in the bed of any streets or roads in front of or adjoining the Property to the center lines thereof, and any award made or to be made in lieu thereof, and any award for damage to the Property by reason of change of grade of any street; and Seller will execute and deliver to Purchaser at Closing or thereafter on demand, all proper instruments for the conveyance of such title and for the assignment and collection of any such award; (b) all of Seller's right, title, estate or interest, if any, in strips and gores of land adjacent, abutting or used in connection with the Property; (c) all of Seller's right, title, estate or interest, if any, in easements inuring to the benefit of the Property, including, without limitation, any privilege or right-of-way over, contiguous or adjoining the Property; and (d) all of Seller's right, title, estate or interest, if any, in and to all rights (including, without limitation, all well and water rights and related water and well equipment and facilities, if any), privileges, appurtenances and hereditaments belonging or in any way appertaining to the Property or incident to the ownership thereof.

     2.     PURCHASE PRICE.
            ______________

            2.1. The "Purchase Price" to be paid by Purchaser to Seller for the Property is Thirty Two Million Three Hundred Seventy Five Thousand And No/100 Dollars ($32,375,000.00).

            2.2. The Purchase Price shall be paid by Purchaser as follows:

                     2.2.1. Upon the execution of this Agreement, the sum of Three Million Two Hundred Thirty Seven Thousand Five Hundred and No/100 Dollars ($3,237,500.00) (the "Earnest Money") by check or wire transfer of "immediately available" funds, which shall be held in escrow (the "Escrow"), in accordance with the provisions of the Escrow Agreement (the "Escrow Agreement") attached hereto as Exhibit D, by the Escrow Agent
                                            _________
(as such term is defined in the Escrow Agreement); and

                     2.2.2. The Earnest Money shall be increased on the dates and in the amounts set forth in Paragraph of this Agreement, which additional deposits shall be in the form of a cashier's or certified check or by federally wired "immediately available" funds and shall be delivered to Escrow Agent and held in Escrow by and in accordance with the provisions of the Escrow Agreement.

                     2.2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price (after application of the Earnest Money deposited pursuant to Paragraph 2.2.1 and all accrued interest thereon and all increases to the Earnest Money deposited pursuant to Paragraph 2.2.2 and all accrued interest thereon from and after March 31, 1996), adjusted in accordance with the prorations and other credits to which Purchaser may become entitled under this Agreement, by federally wired "immediately available" funds, on or before 2:00 p.m. New York time.

     All interest accruing on that portion of the Earnest Money deposited by Purchaser pursuant to Paragraph 2.2.1 of this Agreement and all interest accruing from and after March 31, 1996 on that portion of the Earnest Money deposited by Purchaser pursuant to Paragraph 2.2.2 of this Agreement shall belong to Purchaser (except as may otherwise be provided in Paragraph 14) and shall be credited or paid to Purchaser at the "Closing" (hereinafter defined) or returned to Purchaser where provided in this Agreement. All interest accruing prior to March 31, 1996 on that portion of the Earnest Money deposited by Purchaser pursuant to Paragraph 2.2.2 of this Agreement shall belong to Seller except if this Agreement is terminated pursuant to any provision hereof other than Paragraph 14 hereof. In the event this Agreement is terminated for any reason other than pursuant to Paragraph 14 hereof, Purchaser shall be entitled to receive all interest accruing on the Earnest Money deposited by Purchaser pursuant to Paragraphs 2.2.1 and 2.2.2.

            2.3. The parties agree that all right, title and interest of Seller in any Personal Property transferred hereunder shall be deemed transferred to Purchaser and only $30,000.00 of the Purchase Price shall be deemed to have been paid by Purchaser for the same. Seller shall pay any sales tax due thereon.

     3.     TITLE COMMITMENT AND SURVEY.
            ___________________________

            3.1.     Attached hereto as Exhibit E is a copy of the 7th
                                        _________
Amended title commitment for an owner's extended coverage title insurance policy to be issued by Chicago Title Insurance Company (hereinafter referred to as the "Title Insurer"), dated September 12, 1995 for the Fee Parcel
(the "Fee Commitment").  Attached hereto as Exhibit F is a copy of the 6th
                                            _________
Amended title commitment for a leasehold owner's extended coverage title insurance policy to be issued by the Title Insurer dated September 12, 1995 for the Ground Lease Parcel (the "Leasehold Commitment"). The Fee Commitment and the Leasehold Commitment are referred to together hereinafter as, the "Title Commitments". For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general exclusions contained in the pre-printed portion of each of the standard title policies (each of which shall be a Form B 1970 (revised 10/17/84) ALTA Extended Coverage Owner's Policy) to be issued by the Title Insurer based on the Title Commitments (collectively, with all Endorsements (as hereinafter defined), the "Title Policies"); (b) matters shown on the "Current Survey" (hereinafter defined); (c) matters caused by the actions of Purchaser pursuant to Paragraph 7.1; (d) the "Special Exceptions" set forth in Schedule B - Section 2 of the Fee Commitment as Numbers 1 through 10 inclusive and 13 (provided further that the Title
Insurer delivers the endorsements annexed to the applicable "Pro Forma Policies" [hereinafter defined]); (e) the "Special Exceptions" set forth in Schedule B - Section 2 of the Leasehold Commitment as Numbers 1, 3 through 9 inclusive, 12 and 13 (provided further that the Title Insurer delivers the endorsements annexed to the appropriate Pro Forma Policies); and (f) 1996 real estate taxes. All other exceptions to title shall be referred to as "Unpermitted Exceptions". On the Closing Date, Seller shall cause the Title Insurer to deliver to Purchaser the Title Policies in conformance with the Title Commitments substantially in the forms attached to the Agreement as Exhibits E and F with the amount of insurance filled in as provided by Purchaser not to exceed the Purchase Price in the aggregate (the "Pro Forma Policies") and all endorsements currently attached to the Pro Forma Policies (collectively, the "Endorsements") which shall insure (i) in the case of the Fee Parcel and the Improvements thereon, marketable fee simple, indefeasible title to the Property in the name of Purchaser as legal owner, and (ii) in the case of the Ground Lease Parcel and the Improvements thereon, marketable title to the leasehold estate created by the Ground Lease in the name of Purchaser as lessee under the Ground Lease, subject only to the Permitted Exceptions and any Unpermitted Exceptions accepted by Purchaser in accordance herewith. Seller shall pay for the costs of the Title
Commitments and the basic premium of the Title Policies, but excluding the cost of all endorsements to, or extended coverage on, the Title Policies. Purchaser shall pay for the cost of the Endorsements including, without limitation, extended coverage and the cost of any other endorsement requested by Purchaser (provided that except as otherwise set forth in this Paragraph 3 or in Paragraph 5, the transaction set forth herein is not contingent upon Purchaser receiving any endorsements to the Title Policies other than the Endorsements).

            3.2. Purchaser has received a survey of the Fee Parcel and the Ground Lease Parcel prepared by Superior Surveying Services, Inc., dated September 5, 1995, designated as Job No. 950624 (the "Current Survey").
Seller shall pay for the cost of the Current Survey. Seller shall cause the Current Survey to be certified to Purchaser and its successors and assigns, to the Title Insurer, Commonwealth Land Title Insurance Company and all parties reasonably designated by Purchaser and shall cause at Seller's cost and expense the Current Survey to be updated and redated to a date not earlier than March 1, 1996, and otherwise to be put into a form sufficient to enable the Title Insurer to issue the Title Policies.

            3.3. The obligation of Seller and Purchaser to pay the various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement, as well as the Closing.

     4.     PAYMENT OF CLOSING COSTS.  In addition to the costs set forth in
            ________________________
Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary or transfer stamps and all recording fees to be paid with reference to any conveyances hereunder and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction, unless specifically set forth herein to the contrary.

     5.     CONDITION OF TITLE.
            __________________

            5.1. Seller agrees to convey to Purchaser good, marketable and fee simple title to the Fee Parcel and all of the Improvements located on the Fee Parcel and, subject to the terms of Paragraphs 5.2 through 5.4, without defect and free and clear of all liens, encumbrances, easements, tenancies, covenants, restrictions, reservations, conditions and other exceptions to title by special warranty deed (the "Deed") in recordable form, subject only to the Permitted Exceptions relating to the Fee Parcel and the Improvements located on the Fee Parcel and any Unpermitted Exceptions relating to the Fee Parcel or the Improvements located on the Fee Parcel waived or accepted by Purchaser in accordance with the terms hereof. Seller agrees to convey all of its right, title and interest in, to and under the Ground Lease and all of the Improvements located on the Ground Lease Parcel to Purchaser by a recordable assignment and assumption of lease ("Assignment of Lease and Conveyance of Improvements"), in the form attached hereto as Exhibit G and, subject only to the Permitted
                        _________
Exceptions relating to the Ground Lease Parcel and the Improvements located on the Ground Lease Parcel and any Unpermitted Exceptions relating to the Ground Lease Parcel or the Improvements located on the Ground Lease Parcel waived or accepted by Purchaser in accordance with the terms hereof.

            5.2. If, prior to Closing, a date-down to the Title Commitments or the Current Survey discloses any Unpermitted Exceptions not set forth in the Title Commitments and not caused by the deliberate acts of Seller ("New Unpermitted Exceptions"), Seller shall have thirty (30) days from receipt of the date-down to cure said New Unpermitted Exceptions at Seller's sole cost and expense and the Closing shall be delayed as necessary to give effect to such time periods set forth in this Paragraph 5. If Seller, despite undertaking commercially reasonable efforts to do so, is unable to cure all New Unpermitted Exceptions (the parties agreeing that Seller shall not be required to cure any New Unpermitted Exceptions with the payment of money, other than in accordance with Paragraph 5.4 herein) on or before the expiration of said thirty (30) days, then within the next ten (10)-day period Purchaser and Seller shall jointly determine the "Title Costs" (hereinafter defined) with respect to said New Unpermitted
Exceptions. If the Title Insurer is unwilling to insure over the New Unpermitted Exceptions to Purchaser's reasonable satisfaction and the New Unpermitted Exceptions cannot be cured with the payment of money, Seller shall notify Purchaser of same and Purchaser shall, by written election given to Seller within ten (10) business days after Purchaser's receipt of such notice from Seller, either accept title subject to said New Unpermitted Exceptions which cannot be cured with the payment of money without a reduction in the Purchase Price or terminate this Agreement. If Purchaser fails to make an election within said ten (10)-business day period, then Purchaser shall be deemed to have elected to terminate this Agreement.
Upon such election (or deemed election) to terminate, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof. If the Title Insurer is willing to insure over the New Unpermitted Exceptions to Purchaser's reasonable satisfaction or if the New Unpermitted Exceptions can be cured with the payment of money, then the amount required to cure or remove the New Unpermitted Exceptions or to cause the Title Insurer to insure over the New Unpermitted Exceptions to Purchaser's reasonable satisfaction shall be referred to as the "Title Costs". Seller shall be obligated to cure or to cause the Title Insurer to insure over to Purchaser's reasonable satisfaction all Unpermitted Exceptions not set forth on the Title Commitments as of the date hereof which are caused by the deliberate acts of Seller. Furthermore, Seller agrees to pay any and all liability to the County of Maricopa or other appropriate governmental authority for the possessory interest tax or any other tax on the Ground Lease and/or Ground Lease Parcel accruing prior to the date of Closing to the extent such a liability is imposed against Seller's interest in the Ground Lease and/or Ground Lease Parcel. In no event shall the possessory interest tax on Seller's interest in the Ground Lease or Ground Lease Parcel be included in the definition of "Title Costs".

            5.3. In the event the Title Costs aggregate a sum that is less than or equal to $500,000.00, then, at Closing, Purchaser shall receive a credit to the Purchase Price equal to the aggregate Title Costs less $250,000.00 and Purchaser shall take title to the Property free and clear of all Unpermitted Exceptions and all New Unpermitted Exceptions or with the Unpermitted Exceptions and the New Unpermitted Exceptions insured over to Purchaser's reasonable satisfaction. If the aggregate Title Costs are greater than $500,000.00, then Seller shall have the right to elect, by written notice given to Purchaser within ten (10) business days after the determination of the aggregate Title Costs, to either (i) terminate this Agreement (a "Title Termination Notice") in which case this Agreement shall be terminated and the Earnest Money shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof, or (ii) give Purchaser a credit, at Closing, against the Purchase Price equal to the Title Costs less $250,000.00 (a "Title Credit Notice"). The failure of Seller to deliver a Title Termination Notice or a Title Credit Notice within the time period above provided shall be deemed delivery of the Title Credit Notice. If Seller delivers a Title Termination Notice, then Purchaser shall have the right to negate the Title Termination Notice (in which case the Title Termination Notice shall be null and void and this Agreement shall remain in full force and effect), by delivering to Seller, on or before ten (10) business days after Purchaser's receipt of the Title Termination Notice, a statement agreeing to purchase the Property with a $250,000.00 credit to the Purchase Price, in which event Seller shall have no obligation to remove or cause the Title Insurer to insure over such New Unpermitted Exceptions and Seller shall give Purchaser a credit, at the Closing, equal to $250,000.00. Notwithstanding the foregoing, if Seller delivers or is deemed to have delivered the Title Credit Notice and the aggregate Title Costs exceed $1,500,000.00, then Purchaser shall have the right to negate the Title Credit Notice by written notice to Seller given on or before ten (10) business days after receipt of the Title Credit Notice, in which case this Agreement shall terminate and the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof.

            5.4. Notwithstanding anything contained in this Agreement to the contrary: (a) the term Title Costs excludes all monetary liens, charges and encumbrances evidencing an obligation for the payment of money as of the date of this Agreement affecting the Property and all "New Monetary Liens" (hereinafter defined) that Seller is required to cure or cause the Title insurer to insure over, and (b) Seller agrees (i) to cause all requirements appearing in the Title Commitments to be satisfied at Seller's own sole cost and expense at or prior to the Closing, (ii) to cure or cause the Title Insurer to insure over all Unpermitted Exceptions caused by the deliberate acts of Seller and Special Exceptions set forth on Schedule B - Section 2 of the Fee Commitment as Numbers 11 and 12 and Special Exceptions set forth on Schedule B - Section 2 of the Leasehold Commitment as Numbers 10 and 11, and (iii) to cause all monetary liens, charges and encumbrances evidencing an obligation for the payment of money to be released from the Property at or prior to the Closing at Seller's own sole cost and expense, and Purchaser agrees that the proceeds of the Purchase Price may be used at the Closing for such purpose; provided, however, that if any monetary liens, charges or encumbrances evidencing an obligation for the payment of money are placed against the Property after 7:30 a.m. September 12, 1995 ("New Monetary Liens"), Seller shall not be obligated to convey title free and clear of such New Monetary Liens and close the transaction set forth herein, unless such New Monetary Liens arise out of the "Asbestos Abatement" (hereinafter defined), were placed on the Property by reason of Seller's deliberate act or the aggregate amount required to remove or bond over such New Monetary Liens is less than $3,237,500.00. If Seller elects not to remove such New Monetary Liens that are not required to be removed, Purchaser shall not be obligated to close title and this Agreement shall terminate and the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof.

     6.     CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.
            _________________________________________________

            6.1. Except as provided in the indemnity provisions contained in Paragraphs 7.1 and 7.2 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the date upon which title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $1,000,000.00 (as determined by a responsible independent licensed contractor (the "Contractor") selected by Seller in a binding written proposal (the "Binding Proposal") made both to Seller and Purchaser offering to repair such damage for the cost specified therein), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall repair and restore the Property at Seller's sole cost and expense if same can be accomplished prior to the earlier of the then-scheduled Closing Date (if any) and April 1, 1996, or, if it cannot be accomplished by such date, assign and transfer to Purchaser at the Closing all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and credit Purchaser with the amount of any applicable deductible under such insurance policy, provided such proceeds and deductible shall be in an amount sufficient to pay the full cost to repair and restore such damage. Seller shall immediately notify Purchaser in writing of any such fire or other casualty and deliver a copy of the Binding Proposal containing the Contractor's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $1,000,000.00 (as determined by the Contractor in the Binding Proposal), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof given to Seller within ten (10) business days after Purchaser receives written notice from Seller of such fire or other casualty and a copy of the Binding Proposal containing the Contractor's determination of the cost to repair the damage. Upon the exercise of such option by Purchaser, this Agreement shall become null and void, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations under Paragraphs 7.1 (but only to the extent of the Property not destroyed pursuant to the above-described casualty) and 7.2 and except as otherwise specifically set forth in this Agreement to survive termination hereof. In the event that Purchaser does not exercise the option to terminate set forth in the preceding sentence, Seller shall repair and restore the Property at Seller's sole cost and expense if same can be accomplished prior to the earlier of the then-scheduled Closing Date (if any) and April 1, 1996 or, if it cannot be so accomplished by such date, assign and transfer to Purchaser at the Closing all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and credit Purchaser with the amount of any applicable deductible under such insurance policy.

                     6.1.1. Seller shall keep in effect until the Closing Date the all-risk building insurance coverage on the Property covering full replacement value of the Improvements, as listed in the policies referred to in Exhibit O annexed with deductibles not in excess of $50,000.00 for any
   _________
one casualty.

            6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated, which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking shall:
(i) impair access to the Property so that Purchaser is unable to utilize the Property for Purchaser's intended purposes or is unable to utilize at least 1,500 parking spaces; (ii) cause any non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof which would cause the appropriate governmental authority to prevent Purchaser from utilizing the Property for Purchaser's intended purpose;
(iii) take or cause the permanent loss of use of any part of the Improvements on the Property or reduce the amount of available parking spaces below 1,500; or (iv) result in the termination of the Ground Lease (hereinafter collectively referred to as a "Material Event") Purchaser may:

                     6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations under Paragraphs 7.1 and 7.2 and except as otherwise specifically set forth in this Agreement to survive termination hereof; or

                     6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made or to be made in connection with such condemnation or eminent domain proceedings and damages to which Seller may have become entitled by reason of such taking, and shall turn over to Purchaser any portion of the award and damages received by Seller.

            6.3. Purchaser shall notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. The Closing Date shall be adjourned, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10)-business day period, Purchaser shall be deemed to have elected to exercise its right to terminate under Paragraph 6.2.1. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made or to be made in connection with such condemnation or eminent domain proceedings and damages to which Seller may have become entitled by reason of such taking, and shall turn over to Purchaser any portion of the award and damages theretofore received by Seller.

     7.     INSPECTION.
            __________

            7.1. During the period commencing on the date of mutual execution of this Agreement and ending at 5:00 p.m. Arizona time on
September 22, 1995 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, architects, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller (which notice may be oral notwithstanding any provision to the contrary contained in this Agreement), to inspect the Property, and to conduct and prepare such investigations, studies, tests and surveys (collectively, the "Investigations") as Purchaser may deem necessary or appropriate. Since Purchaser has conducted certain of its investigations and tests prior to the execution of this Agreement, the definition of "Investigations" includes, without limitation, any and all tests and studies conducted by Purchaser or Purchaser's agents, architects, engineers, employees, contractors or surveyors prior to the execution of this Agreement at the Property. Seller shall cooperate with and assist Purchaser in connection with the performance of the Investigations at no cost to Seller. Without limiting the generality of the foregoing, Purchaser intends to cause to be performed those Investigations described in Exhibit P annexed. Seller shall promptly
                            _________
conduct those Investigations identified in Exhibit P, to be performed by
                                           _________
Seller and Purchaser will observe and inspect same.  All other
Investigations shall be conducted by Purchaser. Seller has delivered to Purchaser copies of the 1994 real estate tax bills, two (2) years of utility bills, the Service Contracts (hereinafter defined), estimated 1995 operating expenses and plans and specifications of the Improvements.

     All of the Investigations conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser and the agents, architects, engineers, employees, contractors and surveyors retained by Purchaser shall: (a) restore the Property to the condition immediately existing prior to the performance of such Investigations by or on behalf of Purchaser, except that Purchaser shall not be obligated to restore any Asbestos in connection with the conduct of such Investigations; (b) maintain through September 22, 1995 the comprehensive general public liability insurance insuring the person, firm or entity performing such Investigations and listing Seller and Purchaser as additional insureds thereunder, evidence of which was previously delivered to Seller by Purchaser; (c) promptly pay when due the costs of all Investigations done with regard to the Property;
(d) not permit any liens to attach to the Property by exercise of its rights hereunder; (e) not materially or unreasonably interfere with the operation of the Property; and (f) not, without the prior written consent of Seller (which shall not be unreasonably withheld or delayed), reveal or disclose any information obtained by Purchaser or its agents, representatives or consultants concerning the Property to anyone outside of those persons within Purchaser's organization responsible for the acquisition of the Property including Purchaser's board of directors and officers, other than
(i) Purchaser's agents, attorneys, representatives and consultants utilized in this transaction, and (ii) those employees, agents, representatives or consultants of Seller who are involved in performing or observing the Investigations or cooperating with Purchaser in connection therewith. Notwithstanding anything contained herein to the contrary, Purchaser's restoration obligation shall be limited to those items brought to Purchaser's attention by Seller by notice delivered to Purchaser no later than forty-five (45) days after the applicable Investigation. Seller waives and shall be estopped from asserting all claims for restoration which are not set forth in a notice to Purchaser in accordance with the preceding sentence. Furthermore, Purchaser shall instruct Purchaser's agents, attorneys, representatives and consultants utilized in this transaction not to reveal or disclose any information obtained by said parties concerning the Property. To the extent that any of the Investigations to be performed by Purchaser would materially or unreasonably interfere with the operation of the Property, Seller and Purchaser shall cooperate with each other so that such Investigations may be performed at such times so as to minimize such interference. Seller shall retain final approval over the time of day during which such Investigations listed on Exhibit P may be conducted, which approval shall not be unreasonably withheld or delayed. To the extent Purchaser desires to conduct Investigations other than those listed on Exhibit P, Seller shall have the right to deny Purchaser the right to conduct such test until after vacation of the Property by Seller if Seller determines, in its sole judgment, that such test would unreasonably interfere with the operation of the Property if the test was conducted at any time prior to the vacation of the Property by Seller. If, prior to September 22, 1995, Purchaser is notified by Seller that it may not conduct a test not listed on Exhibit P until after the vacation of the Property by Seller (other than test numbers 29 and 30 in Exhibit P) then Purchaser shall have the right to terminate this Agreement upon written notice to Seller on or before September 29, 1995. If Purchaser terminates this
Agreement in accordance with the preceding sentence, this Agreement shall terminate, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof.

            7.2. Purchaser shall defend, indemnify and hold Seller and any subsidiaries, employees or directors of Seller (hereinafter collectively referred to as "Affiliates of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorneys' fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's performance of the Investigations of the Property. Nothing contained in this indemnity is intended to indemnify Seller against Seller's performance of the Investigations, except that Purchaser shall be obligated to restore any damage caused by Seller's performance of test number 27 on Exhibit P. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser, subject to Seller's reasonable approval. Notwithstanding any provision contained in this Agreement to the contrary, in no event shall Purchaser be liable for consequential damages as a result of the performance of the Investigations or any of its obligations under Paragraphs 7.1 and 7.2, except that Purchaser shall be liable for consequential damages for any Investigation which is performed (i) beyond the scope of the Investigations provided in Exhibit P, (ii) in violation of the time of day established for such test pursuant to the last four sentences of Paragraph 7.1 or (iii) in a grossly negligent manner from and after the date hereof.

            7.3. If on or prior to the expiration of the Inspection Period, Purchaser (a) delivers to Seller the Notice (hereinafter defined) establishing, in accordance with Paragraph 7.5, either or both of the following (individually, a "Defect"): (i) a Structural Material Defect (hereinafter defined), or (ii) an Environmental Material Defect (hereinafter defined), and (b) the Cost (hereinafter defined) of remedying each category of Defect is less than or equal to $500,000.00, then, at Closing, Purchaser shall receive a credit to the Purchase Price for the difference between the Cost of each such category of Defect and $250,000.00 and Purchaser shall purchase the Property subject to any and all defects. With respect to any defects to the Property which do not rise to the level of a Defect, Purchaser shall not be entitled to receive any credit to the Purchase Price attributable thereto. For example, assuming for illustrative purposes only, the amount of all Structural Material Defects is $400,000.00 and the amount of all Environmental Material Defects is $300,000.00, then Purchaser would only receive a $200,000.00 credit at Closing (i.e., $400,000.00 less $250,000.00 equals $150,000.00, and $300,000.00 less $250,000.00 equals
$50,000.00).

            7.4.     If on or prior to the expiration of the Inspection
Period, Purchaser (a) delivers to Seller the Notice (as hereinafter defined) establishing, in accordance with Paragraph 7.5, either or both of the
Defect(s) and (b) the Cost of remedying either category of Defect is greater than $500,000.00 (a "Substantial Defect(s)" for either category of Defect or "Structural Substantial Defect" or an "Environmental Substantial Defect",
as the case may be), then Seller shall have the right to elect, by written notice within fifteen (15) business days after receipt of the Notice, to either (i) terminate this Agreement (the "Termination Notice") in which case the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and
7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof, or (ii) give Purchaser a credit, at Closing, to the Purchase Price equal to the difference between the Costs for the
Structural Substantial Defect(s) or the Environmental Substantial Defect(s)
(as the case may be) and $250,000.00 (the "Credit Notice") and Purchaser
shall purchase the Property subject to all Defects and Substantial Defects. Failure of Seller to deliver a Termination Notice to Purchaser within the time period above provided shall be deemed delivery of a Credit Notice.
If Seller delivers the Termination Notice, then Purchaser shall have the right to negate the Termination Notice (in which case the Termination Notice shall be null and void and this Agreement shall remain in full force and effect), by delivering to Seller, on or before ten (10) business days after receipt of the Termination Notice, a statement agreeing to purchase the Property with a $250,000.00 credit to the Purchase Price for each category of the applicable Substantial Defect(s) and any credit Purchaser would have been entitled to for any other non-Substantial Defect pursuant to Paragraph 7.3 (without duplication) and Purchaser shall purchase the Property subject to all Defects and Substantial Defects.  Notwithstanding the foregoing, if
Seller delivers the Credit Notice and any of the Substantial Defects
(i) is of such a nature that it cannot be remedied prior to September 30,
1996, or (ii) the Cost of either of the categories of Substantial Defects exceeds $1,500,000.00, then Purchaser shall have the right to negate the
Credit Notice by written notice to Seller, on or before ten (10) business days after receipt of the Credit Notice, in which case this Agreement shall terminate, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof. For example, assuming for illustrative purposes only, the amount of all Structural Substantial Defects is $700,000.00 and the amount of all Environmental Substantial Defects is $800,000.00, and Seller elects not to terminate this Agreement, Seller shall give Purchaser at the Closing a credit equal to $1,000,000.00 (i.e., $800,000.00 less $250,000.00 equals
                               ____
$550,000.00 and $700,000.00 less $250,000.00 equals $450,000.00).  If instead of a Structural Substantial Defect, there existed a Structural Material
Defect in the amount of $400,000.00, then Seller's credit would be
$700,000.00 (i.e., $800,000.00 less $250,000.00 equals $550,000.00 and
             ____
$400,000.00 less $250,000.00 equals $150,000.00).

     If in the first example contained in the preceding Paragraph, Seller delivered a Termination Notice and Purchaser elected to negate it, Purchaser's credit at Closing would be $500,000.00 (i.e., a $250,000.00 credit for each category of Substantial Defect). If in the second example contained in the preceding Paragraph, Seller delivered a Termination Notice and Purchaser elected to negate it, Purchaser's credit at Closing would be $400,000.00 (i.e., a $250,000.00 credit for the Environmental Substantial Defect and
 ____
$150,000.00 for the Structural Material Defect).

            7.5. In order to establish a Structural Material Defect or an Environmental Material Defect, Purchaser shall be required to deliver to Seller prior to the expiration of the Inspection Period the following with respect to each Defect: (a) a copy of the inspection report(s) reflecting the particular Defect(s) (collectively, the "Inspection Report"), and (b) a written proposal from a responsible licensed contractor selected by Purchaser setting forth the approximate cost of remedying the particular Defect (the "Cost") reflected in the Inspection Report (the "Purchaser Estimate"). With respect to any defects which are within the scope of Paragraph 7.6 herein (including, without limitation, defects which are identified pursuant to test numbers 29 and 30 on Exhibit P), the Cost to remedy such defects shall only include the cost to repair the defective component or system to a good working order unless said defective component or system cannot reasonably be repaired, in which case the Cost shall be the amount required to replace the defective component or system with a new component or system of comparable quality. The Inspection Report and the Purchaser Estimate shall be referred to collectively hereinafter as the "Notice". If Seller agrees with the Purchaser Estimate then the Cost shall equal the amount of the Purchaser Estimate. If Seller does not agree with the Purchaser Estimate, then Seller shall deliver to Purchaser, within ten (10) business days after receipt of the Notice, a binding written proposal from a responsible licensed contractor selected by Seller setting forth the costs such Contractor will charge for remedying the applicable Defect(s)
(the "Seller Estimate"), and the Cost shall equal the average of the Purchaser Estimate and the Seller Estimate.

            7.6. The term "Structural Material Defect" shall mean defects in the roof, structure, electrical, site drainage, mechanical or plumbing system of the Improvements with a collective Cost of more than $250,000.00 to remedy. The word "defect" in the preceding sentence shall mean the system's or component's failure to be in good working order, but shall not take into account the scope of the design specifications or capacity of the system or component. The parties acknowledge that certain of the structural components and systems are in excess of twenty (20) years old. Notwithstanding anything to the contrary contained herein, the Property's failure to comply with The Americans With Disabilities Act shall not by itself count toward or constitute a Structural Material Defect.

            7.7. The term "Environmental Material Defect" shall mean "Hazardous Materials" (hereinafter defined) located in, on or under the Fee Parcel or the Ground Lease Parcel or in the Improvements in violation of any Environmental Laws (hereinafter defined), with a collective Cost of more than $250,000.00. Notwithstanding anything to the contrary contained herein, nothing contained in the Existing Reports (hereinafter defined) relating to the Asbestos Abatement shall count toward or constitute an Environmental Material Defect, but the cost to remedy all conditions disclosed in the Existing Reports (excluding the cost of the Asbestos Abatement) shall count toward and constitute an Environmental Material Defect.

            7.8. If this Agreement is terminated in accordance with this Paragraph 7, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and except as otherwise specifically set forth in this Agreement to survive the termination hereof. Subject to Paragraph 7.10, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraphs and, shall survive the termination of this Agreement and Purchaser's obligation to indemnify Seller under Paragraph 7.2 shall survive the Closing and the delivery of the Deed.

            7.9. To the extent there exists an Environmental Material Defect or Environmental Substantial Defect for which a third party (other than Purchaser or Seller) is liable, Purchaser and Seller shall jointly pursue a claim against such liable third party to receive compensation for any damages suffered by each party hereto as a result thereof. In the event either party hereto declines by notice to the other to participate in the joint claim, then the non-declining party shall have the right to pursue a separate claim against the liable third party to receive compensation suffered by the non-declining party.

            7.10. Notwithstanding anything contained herein to the contrary, promptly after Seller vacates the Improvements, Seller shall perform the tests set forth in Exhibit P as numbers 29 and 30 on a date determined by Seller and Purchaser and in the presence of Purchaser within ten (10) days after Purchaser shall have received written notice from Seller that Seller has vacated the Property. [Insert from Page 31A here.] Within ten (10) days after the performance of such tests, Purchaser may establish that the components which are the subject of such tests contain defects
(as said term is described in the second sentence of Paragraph 7.6 herein) by delivering a Notice to Seller. If Seller agrees with the Purchaser Estimate as to such defects then the "Cost" with respect to said defects shall equal the amount of the Purchaser Estimate for said defects. If Seller does not agree with the Purchaser Estimate for said defects, then Seller shall deliver to Purchaser, within ten (10) business days after receipt of the Notice, the Seller Estimate, and the Cost for such defect shall equal the average of the Purchaser Estimate and the Seller Estimate for such defect.

     (See Page 31A attached hereto)

     The parties agree to allocate the Cost to remedy such defect as follows: (a) Purchaser shall be responsible for up to the first $250,000.00 in the aggregate of the Cost to remedy such defects less the amount of the Cost to remedy defects identified by Purchaser prior to September 22, 1995 to the roof, structure, electrical, site drainage, mechanical or plumbing systems of the Improvements (other than for test numbers 29 and 30 in Exhibit P); (b) Seller shall be responsible for up to the next $250,000.00 in the aggregate of the Cost to remedy such defects less the amount Seller is obligated to credit Purchaser for Structural Material Defects;
(c) Purchaser and Seller shall share equally an amount up to the next $750,000.00 of the Cost to remedy such defects and (d) Purchaser shall be responsible for any Cost to remedy such defects in excess of the amount set forth in clause (a), (b) and (c) of this sentence. Seller shall deliver to Purchaser a credit at Closing against the Purchase Price in an amount equal to that portion of the Cost for which Seller is responsible in the preceding sentence. Notwithstanding anything contained herein to the contrary, Purchaser and Seller shall establish the Cost to remedy any defect within the scope of Paragraph 7.6 herein even if said Costs do not equal or exceed $250,000.00 with Purchaser being required to deliver the Purchaser Estimate for the same prior to September 22, 1995 (other than for test numbers 29 and 30 in Exhibit P). Notwithstanding the provisions of Paragraph 7.1 to the contrary, if this Agreement shall be terminated for any reason (including, without limitation, Purchaser's default), Purchaser shall not be obligated to restore or remedy the defects found or restore any damage caused to the electrical system as a result of the tests referred to in test numbers 29 and 30 of Exhibit P.

     8.     AS-IS CONDITION.
            _______________

            8.1. Seller has made no representations or warranties relating to the condition of the Property, except as specifically set forth in this Agreement. Purchaser acknowledges and agrees that except for the representations and warranties of Seller contained in this Agreement it will be purchasing the Property based upon its inspections and investigations of the Property and the matters contained in this Agreement, and that except for Seller's obligations contained in this Agreement, Purchaser will be purchasing the Property "AS-IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, ordinary wear and tear and loss by fire or other casualty or condemnation excepted
(except as Seller may be required to repair the Property after such casualty or condemnation pursuant to the terms of this Agreement). Seller shall pay to Purchaser the cost to repair any damage caused to the Property (using the condition of the Property as of the date hereof, ordinary wear and tear excepted, as the standard as to whether damage has occurred) as a result of Seller's vacation of the Property and removal of equipment and personal property and as a result of the Asbestos Abatement, provided, however, Seller shall not be responsible under this Paragraph 8 for the cost to repair the work attributable to the Asbestos Abatement which is the subject of the credit contained in Paragraph 11 herein. Furthermore Purchaser agrees that with respect to any damage to paint as a result of said vacation, or Asbestos Abatement in accordance with the terms hereof, Seller will only be required to pay for the repainting of the immediately affected area. With respect to any damage to the carpet or floor tile as a result of the vacation or Asbestos Abatement in accordance with the terms hereof Seller will only be required to pay for the replacing of the affected carpet tile or floor tile. Seller shall not be responsible for the inability to match the repainting, replacement carpet tile or replacement floor tile to existing paint, carpet tiles and floor tiles, respectively, by reason of age or unavailability. Purchaser agrees to accept any latent defects in the existing carpet, flooring and painting revealed by the removal of the personal property. Within thirty (30) days after the Closing Date, Purchaser shall deliver to Seller a copy of a report prepared by a responsible licensed contractor selected by Purchaser setting forth the scope and approximate cost of remedying the damage to the Property resulting from Seller's vacation of the Property and removal of the equipment and personal property and as a result of the Asbestos Abatement (excluding the items for which a credit is given in Paragraph 11). If Seller agrees with the estimate prepared by Purchaser, then Seller shall pay to Purchaser an amount equal to said estimate (which estimate shall not include the cost of a performance bond) within thirty (30) days after Seller's receipt of the estimate from Purchaser. If Seller does not agree with the estimate prepared by Purchaser, then Seller shall deliver to Purchaser, within thirty (30) days after receipt of the estimate from Purchaser, a binding written proposal in favor of Seller and Purchaser, from a responsible licensed contractor selected by Seller setting forth the cost such contractor will charge for remedying the applicable damage and providing a performance bond and Seller shall pay to Purchaser on the date thereof an amount equal to the cost set forth in the proposal delivered by Seller. Purchaser shall grant Seller's contractor access to the Property upon reasonable notice and at reasonable times of the day to inspect the applicable damage. Seller agrees not to remove any carpet except as specified in the "Asbestos Abatement Plan" (hereinafter defined). Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, zoning, availability of access, ingress or egress, valuation, the existence or non-existence of toxic waste and/or any Hazardous
Materials, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Except as may be otherwise specifically set forth in this Agreement, Seller makes no representation or warranty that the Property complies with Title III of The Americans with Disabilities Act or any fire code or building code. Except (i) in connection with a breach of a representation or warranty or covenant by Seller hereunder, (ii) Seller's obligations under Paragraph 7, and (iii) Seller's obligations under Paragraph 11 hereunder, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials, on the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"),
42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"),
42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq.; and the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

            8.2. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time during which Seller owned the Property. However, Seller makes no representation or warranty that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and expenses thereof may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it has relied upon its own investigation and inquiry with respect to the operation of the Property and the representations and warranties contained in this Agreement.

            8.3. Seller has provided to Purchaser the following existing reports: (a) that certain Phase I Environmental Site Assessment, dated
June 27, 1995, prepared by Western Technologies Inc., designated as Job
No. 2185JC091; (b) that certain Asbestos Survey, dated July 5, 1995, prepared by Western Technologies Inc., designated as Job No. 2185JC091; and (c) the "Asbestos Abatement Plan" (as hereinafter defined) (together, the "Existing Reports"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Reports, except that the copies thereof provided to Purchaser are true, correct and complete copies of the Existing Reports delivered to Seller. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports, except as otherwise provided in this Agreement.

     9.     CONDITIONS TO CLOSING; COVENANTS OF SELLER.
            __________________________________________

            9.1.     Assumption of Ground Lease.  Each of Purchaser's and
                     __________________________
Seller's obligation to consummate the transactions set forth herein is contingent upon Seller procuring the following on or before thirty (30) days after the date of this Agreement (the "Initial Date"): (i) the City's consent, in writing, to the assignment and assumption of the Ground Lease to Purchaser (the "Consent to Assignment"), and (ii) an estoppel certificate from the City regarding the Ground Lease, reasonably satisfactory to Purchaser, substantially in the form attached hereto as Exhibit H (the
                                                        _________
"Estoppel"), and (iii) a fully executed amendment to the Ground Lease substituting the legal description of the Ground Lease Parcel contained in Exhibit R for the legal description contained in Exhibit B ("Ground Lease
                                                 _________
Amendment"). The Consent to Assignment, the Estoppel and the Ground Lease Amendment are referred to collectively hereinafter as the "City Consent". The parties hereby acknowledge that the City has executed and delivered to Seller and Seller has delivered to Purchaser a photocopy of the Consent to Assignment and Estoppel in form acceptable to Purchaser and Seller, except that the City Consent shall not be effective until the City acknowledges in writing that the Consent to Assignment and the Estoppel previously executed by the City pertain to and are effective with respect to the Ground Lease as amended by the Ground Lease Amendment. Upon obtaining the effective City Consent, all references herein to the Ground Lease and Ground Lease Parcel shall refer to the Ground Lease and Ground Lease Parcel as amended by the Ground Lease Amendment. Seller shall use its reasonable efforts to obtain the City Consent by the Initial Date. Purchaser agrees to cooperate with Seller in obtaining the City Consent, including, without limitation, providing to the City Purchaser's financial information if requested by the City.

     If the City does not deliver the City Consent on or before the Initial Date, either Purchaser or Seller shall have the right to extend the outside date for obtaining the City Consent to the date that is seventy-five (75) days after the date of this Agreement (the "Extension Date") by delivering written notice thereof to the other party on or before five (5) business days after the Initial Date. If (a) the City does not deliver the City Consent on or before the Initial Date and neither Purchaser nor Seller exercise their right to extend the Initial Date on or before five (5) business days after the Initial Date, or (b) if either Purchaser or Seller exercises its right to extend the Initial Date in accordance herewith and the City does not deliver the City Consent on or before the Extension Date, then this Agreement shall terminate, in which case the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof.

     Notwithstanding anything contained herein to the contrary, if the City delivers the City Consent on or before the Initial Date or the Extension Date, whichever is applicable, but said consent requires conditions which are unacceptable to Seller in its reasonable discretion, Seller shall have the right to terminate this Agreement on notice given to Purchaser, along with a statement identifying those of such conditions that are unacceptable to Seller (the "Unacceptable Conditions") within five (5) business days after receipt of the City Consent, in which case, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and except as otherwise specifically set forth in this Agreement to survive the termination hereof. Notwithstanding the foregoing, Purchaser shall have the right, in its sole discretion, to negate Seller's termination notice by giving Seller notice, within ten (10) business days after receipt of Seller's termination notice and the Unacceptable Conditions, that Purchaser will fulfill or perform the Unacceptable Conditions, in which case the termination notice shall be null and void and this Agreement shall remain in full force and effect.

            9.2.     No Breach; Building Documents.  Seller's obligations
                     _____________________________
hereunder shall be subject to the condition that as of the Closing Date, there shall be no breach of any of the Purchaser's covenants, representations or warranties hereunder. Purchaser's obligations hereunder shall be subject to the condition that as of the Closing Date, there shall be no breach of any of Seller's covenants, representations or warranties hereunder and to the satisfaction of the following additional conditions precedent (any of which Purchaser may waive in its sole discretion):

                     9.2.1. Seller has furnished to Purchaser the following documents:

     (a) copies of all unrecorded agreements, easements, leases and restrictions affecting title to or possession of the Property; and

     (b) copies of all certificates of occupancy, licenses, permits, authorizations and approvals (other than any such certificates, licenses, permits, authorizations and approvals which are no longer in effect) issued with respect to the Property by any governmental authorities having jurisdiction over the Property (the "Governmental Approvals"), which are in Seller's possession relating to the operation or occupancy of the Property.

            9.3.     Seller's Covenants.  Seller agrees that between the
                     __________________
date of this Agreement and the Closing Date, Seller shall:

     (a) At its sole cost and expense, maintain the Property in its present condition and make all necessary repairs to it not caused by ordinary wear and tear or a casualty, subject to the terms contained in Paragraphs 6 and 11.

     (b) Not settle any existing real estate tax protests, claims or proceedings without Purchaser's prior written consent in each instance, which shall not be unreasonably withheld.

     (c) Not enter into any leases, subleases, licenses to occupy, options, occupancy agreements, occupancy arrangements with respect to the Property which shall survive Closing or enter into any amendment to any agreement relating to the Property which shall survive Closing except with Purchaser's prior written consent in each instance, which Purchaser may withhold in its sole discretion. Seller hereby discloses that the Biltmore Arizona Resort has utilized a portion of the parking located at the Property on an occasional overflow basis and that Seller shall terminate any rights, if any, of the Biltmore Arizona Resort to utilize the parking on the Property after the Closing.

     (d) Not dispose of any Personal Property included in the sale or encumber any of it, except that Seller may dispose of any such Personal Property in the ordinary course of the operation of the Property if such Personal Property is simultaneously replaced with like Personal Property of similar quality and utility.

     (e) Promptly notify Purchaser of any casualty or change in valuation, eminent domain or other proceeding affecting the Property or to Seller's knowledge threatened with respect to the Property.

     (f) Deliver the Property to Purchaser, vacant and free and clear of all leases, tenancies and occupants and all Personal Property not included in this sale and clear of debris.

     (g) Comply with all federal, state and local laws affecting the Property on a going forward basis but Seller shall not be obligated to cure any existing violations of federal, state and local laws affecting the Property.

     (h) Seller agrees to comply with the terms of the Ground Lease and not to enter into any amendments to the Ground Lease other than the Ground Lease Amendment without Purchaser's prior written consent which may be withheld in Purchaser's sole discretion.

     10.     CLOSING.
             _______

             10.1.     Closing Date. The closing of the transactions
                       ____________
contemplated by this Agreement (the "Closing") shall be on the date which is five (5) business days following the date on which the Asbestos Abatement has been deemed completed in accordance with Paragraph 11 herein (the
"Closing Date"). Notwithstanding the foregoing, if the Asbestos Abatement has not been deemed completed in accordance with Paragraph 11 by April 1, 1996 (the "Outside Date") as a result of an event of "force majeure" (hereinafter defined in Paragraph 28) or an unforseen condition in connection with the Asbestos Abatement, then Seller shall have the right to extend the Outside Date by written notice to Purchaser before the then effective Outside Date for the number of days the Asbestos Abatement was delayed as a result of (i) the force majeure event or (ii) the unforseen condition or both, but in no event later then June 3, 1996. Seller agrees to give to Purchaser written notice of any event arising to the level of a force majeure event or the discovery of an unforeseen condition setting forth the amount of the delay arising out of a force majeure event or the unforeseen condition within ten (10) days after the force majeure event or the discovery of the unforeseen condition, as applicable. Seller shall have the right to continue to extend the Outside Date in accordance herewith as long as the Outside Date is not extended past June 3, 1996. If the Asbestos Abatement is not completed by the then effective Outside Date, then Seller shall notify Purchaser that the Asbestos Abatement has not been completed by such date and at Purchaser's option evidenced by written notice to Seller on or before seven (7) business days after receipt of Seller's notice, this Agreement shall terminate, in which case the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser, and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraphs 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof. If Purchaser fails to deliver notice of termination in accordance with the preceding sentence, then Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to Paragraph 10.1, Seller shall continue to use reasonable efforts to complete the Asbestos Abatement and the Closing shall occur five (5) business days following the completion of the Asbestos Abatement.

            10.2.     Timing/Type.  The Closing shall be at the office of
                      ___________
the Escrow Agent in Phoenix, Arizona. This transaction shall be closed through an escrow with the Title Insurer, in accordance with the usual and customary form of escrow closing instructions for similar transactions in Arizona, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the balance of the Purchase Price to the Escrow Agent on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the marked up Title Commitments and/or Title Policies redated the date of the Closing.
Regardless of the style of closing, Seller shall deliver to the Title Insurer any affidavits required for the Title Insurer to be able to issue the Title Policies. All closing and escrow fees shall be paid by the Seller.

     11.     ASBESTOS ABATEMENT.
             __________________

             11.1. Purchaser acknowledges that it has been informed of the existence of asbestos at the Property pursuant to the Existing
Reports. Seller has procured an asbestos abatement report prepared by Western Technologies, Inc. (the "Asbestos Engineer") dated July 12, 1995 and titled Asbestos Abatement Project Specifications ("Asbestos Abatement Plan"). Upon obtaining the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed, Seller shall have the right to increase the breadth of the scope of the Asbestos Abatement
Plan or alter the manner of performing the Asbestos Abatement so long as
(a) the new manner complies with all regulatory requirements, (b) the standard of completion is not altered, and (c) encapsulation is not substituted for the removal of asbestos. In addition, Seller shall amend the Asbestos Abatement Plan to cause the plan to be consistent with the certificate contained in Exhibit N and to cause the contractor to inspect all light ballasts in the area within the Improvements which is the subject of the Asbestos Abatement Plan and dispose of those containing PCBs and to re-install the light bulbs in the fixtures. Provided that the City Consent shall have been obtained, Seller shall vacate its employees from the Property no later than January 15, 1996. Promptly thereafter, and for so long as this Agreement shall be in effect and for so long as Purchaser is not then in breach of its obligations under this Paragraph 11.1, Seller, at Seller's sole cost and expense, will remove and/or dispose of asbestos-containing material at the Property in accordance with the Asbestos Abatement Plan (the "Asbestos Abatement"). Promptly after execution and delivery by Seller of each agreement relating to the performance of the Asbestos Abatement, Seller shall deliver a fully-executed counterpart of same to Purchaser. Seller shall use its reasonable efforts to cause the Asbestos Abatement to be completed prior to April 1, 1996, as such date may be extended by reason of force majeure and unforseen conditions in connection with the Asbestos Abatement. Prior to conducting any testing of air cleanliness, Seller shall notify Purchaser and Purchaser shall have the right to observe the aforesaid testing while it is being conducted. Seller shall be deemed to have completed the Asbestos Abatement upon the delivery to Purchaser of a certificate (in the form attached hereto as Exhibit N) issued by the Asbestos Engineer stating that the Asbestos Abatement has been completed. Seller agrees to cause the performance of the Asbestos Abatement in a good and workmanlike, lien-free manner and to deliver all lien waivers requested by Purchaser or the Title Insurer in connection with the Asbestos Abatement to the Title Insurer prior to the Closing. On the date Seller commences the Asbestos Abatement, Seller shall notify Purchaser that Seller has commenced the Asbestos Abatement. Thereafter, from time to time, at the request of Purchaser, Seller shall keep Purchaser informed as to the progress of the Asbestos Abatement and anticipated completion date.
Commencing on the date that is fourteen (14) days after Seller has commenced the Asbestos Abatement and every fourteen (14) days thereafter until the Asbestos Abatement is completed (or this Agreement is terminated), Seller shall deliver to Purchaser copies of the invoices evidencing the costs which Seller has incurred in connection with the Asbestos Abatement (each, hereinafter an "Invoice"), together with Asbestos Engineer's certificate stating that the work for which payment is required has been performed in accordance with the Asbestos Abatement Plan and Seller's certification that the payment shown to be due on the Invoice is due, and that no liens have attached against the Property as a result of the Asbestos Abatement. Within five (5) business days after receipt of each Invoice, Purchaser shall deposit into the Escrow, as additional Earnest Money, the amount set forth in each such Invoice.

            11.2. Notwithstanding any provision contained in this Agreement to the contrary, the existence of Asbestos in the Improvements shall not constitute a Defect for purposes of Paragraph 7 and no liens or other defects in title that may result from any such work shall constitute a basis for Purchaser to share in the cost of remedying same nor shall same constitute Title Costs.

            11.3. Seller agrees to grant Purchaser a credit at the Closing as compensation for the following items which relate to the disturbance of various portions of the Improvements during the Seller's performance of the Asbestos Abatement to the extent such restoration work shall not have been completed prior to the Closing Date: (a) cost of labor of installing all ceiling tiles removed and cost of material for estimated 20% breakage of the ceiling tiles removed during Asbestos Abatement; (b) labor and material costs in connection with installing a new ceiling tile grid to replace the grid removed in connection with the Asbestos Abatement;
(c) material and labor cost of installing replacement light ballasts for those light ballasts disposed of during the Asbestos Abatement; (d) material and labor costs for replacing all light bulbs broken during the Asbestos Abatement; (e) material and labor costs of installing all replacement flexible ducts removed or disposed of during the Asbestos Abatement;
(f) labor of installing all diffusers removed and material and labor costs of installing all diffusers disposed of during the Asbestos Abatement; and
(g) labor of installing all light fixtures removed and labor and material of installing all replacement light fixtures disposed of in connection with the Asbestos Abatement. The amount of the material costs in this Paragraph 11.3 shall be based on replacing the disposed of component with a component of comparable quality. All of the aforesaid credits shall be based on a unit price, where applicable, for purchasing such material and performing such labor. On or before September 22, 1995, Seller shall deliver to Purchaser a binding contract based on unit prices, where applicable, effective through June 30, 1996 in favor of Purchaser and Seller to perform the work set forth in this Paragraph 11.3 from a licensed, reputable contractor. Promptly after the completion of the Asbestos Abatement and prior to the Closing, Purchaser, Seller and Seller's contractor shall determine the amount of the credit by conducting a walk-through of the Property and identifying the magnitude of the corrective work to be performed which is the subject of the credit in this Paragraph 11. Seller shall grant Purchaser at Closing a credit equal to the aggregate cost to perform all work required in this Paragraph 11.3 based on the unit prices contained in such contract, which aggregate cost shall be reflected in an amended contract in favor of Purchaser to perform such work through June 30, 1996.

     12.    CLOSING DOCUMENTS.
            _________________

            12.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an affidavit of Real Property Value, an assumption of the post-closing obligations contained in the documents set forth in Paragraphs 12.2.2 and
12.2.4 and such other documents as may be reasonably required by the Title Insurer (and reasonably acceptable to Purchaser) in order to consummate the transaction as set forth in this Agreement.

            12.2. On the Closing Date, Seller shall deliver to Purchaser the following:

                      12.2.1. the duly authorized and executed Deed (in the form of Exhibit I attached hereto), conveying good and marketable fee
            _________
simple title to the Fee Parcel and the Improvements on the Fee Parcel subject only to Permitted Exceptions and those Unpermitted Exceptions relating to the Fee Parcel and the Improvements on the Fee Parcel waived by Purchaser;

                      12.2.2. the Assignment and Assumption of Lease and Conveyance of Improvements, conveying good and marketable title to Seller's leasehold estate in the Ground Lease Parcel and the Improvements on the Ground Lease Parcel subject only to Permitted Exceptions and those Unpermitted Exceptions relating to the Ground Lease Parcel and the Improvements on the Ground Lease Parcel waived by Purchaser;

                      12.2.3. a bill of sale conveying the Personal Property (in the form of Exhibit J attached hereto) with the Personal
                         _________
Property schedule attached to the bill of sale to be completed prior to the Closing with respect to the insertion equipment, if any;

                      12.2.4. assignment and assumption of intangible property (in the form attached hereto as Exhibit K) (the "Assignment and
                                         _________
Assumption of Intangible Property");

                      12.2.5. an affidavit of Real Property Value, a non-foreign affidavit (in the form of Exhibit M attached hereto) and
                                      _________
otherwise to comply with Section 1445 of the Internal Revenue Code of 1959 (as amended, the "Code");

                      12.2.6.     the City Consent;

                      12.2.7. subject to the terms of Paragraphs 5 and 11 herein, all affidavits, indemnities and other documents and instruments reasonably required by the Title Insurer to issue the Title Policies;

                      12.2.8. actual and exclusive possession of the Property (and all keys thereto) to Purchaser free and clear of debris and of the rights of any other party to possession thereof. Upon delivery of possession to Purchaser, the Property shall be in the same condition as it is on the date of this Agreement, ordinary wear and tear and damage by casualty and condemnation excepted and except as otherwise set forth herein;

                      12.2.9. any lien waivers required by Paragraph 11 herein;

                      12.2.10. Form 1099-S regarding proceeds of real estate transactions; and

                      12.2.11. such other documents relating to Seller's authorization, existence, and organization as Purchaser or the Title Insurer may reasonably require and such other documents as are contemplated by this Agreement.

            12.3. All of the documents and instruments required pursuant to this Paragraph or otherwise in connection with the consummation of this Agreement shall be in a form and manner reasonably satisfactory to Purchaser and its counsel to the extent not attached to this Agreement.

            12.4. The provisions of this Paragraph 12 shall survive the Closing.

     13.     SERVICE CONTRACTS.  Attached hereto as Exhibit L is a list of
             _________________                      _________
all service contracts affecting the Property (the "Service Contracts"). To the extent Seller has not already done so, promptly after the date of this Agreement, Seller shall deliver to Purchaser true, correct and complete copies of all Service Contracts. Seller shall terminate as of the Closing all of the Service Contracts and pay all sums due thereunder on a prompt basis.

     14.     DEFAULT BY PURCHASER.  IF THE SALE CONTEMPLATED UNDER THIS
             ____________________
AGREEMENT IS NOT CONSUMMATED DUE TO THE BREACH OF THIS AGREEMENT BY PURCHASER OR A DEFAULT BY PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, THEN, AS SELLER'S SOLE AND EXCLUSIVE REMEDIES, SELLER SHALL BE ENTITLED TO RECEIVE
(A) ALL OF THE EARNEST MONEY DEPOSITED BY PURCHASER IN ESCROW PURSUANT TO PARAGRAPHS 2.2.1, 2.2.2 AND 11 AND ALL INTEREST EARNED THEREON AND (B) THE RIGHT TO ENFORCE THE OBLIGATION OF PURCHASER TO INDEMNIFY SELLER AND AFFILIATES OF SELLER AND RESTORE THE PROPERTY PURSUANT TO PARAGRAPHS 7.1 AND 7.2 HEREOF AND PURCHASER SHALL HAVE NO OBLIGATIONS UNDER THIS AGREEMENT EXCEPT AS SET FORTH IN THIS SENTENCE. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     15.     DEFAULT BY SELLER.  IF THE PURCHASE AND SALE CONTEMPLATED BY
             _________________
THIS AGREEMENT IS NOT CONSUMMATED DUE TO THE BREACH OF THIS AGREEMENT BY SELLER OR A DEFAULT BY SELLER UNDER THE PROVISIONS OF THIS AGREEMENT AFTER SELLER HAS BEEN AFFORDED AN OPPORTUNITY TO CURE SAID BREACH OF DEFAULT FOR
A PERIOD OF THIRTY (30) DAYS AFTER NOTICE FROM PURCHASER, PURCHASER'S SOLE REMEDIES SHALL BE (A) THE IMMEDIATE RETURN OF ALL EARNEST MONEY (INCLUDING ALL SUMS DEPOSITED PURSUANT TO PARAGRAPHS 2.2.1, 2.2.2. AND 11) TOGETHER
WITH ALL INTEREST ACCRUED THEREON, AND (B) THE RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $750,000.00 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED (FOR WHICH SELLER SHALL BE AFFORDED NO NOTICE OR CURE PERIOD), THEN PURCHASER'S SOLE REMEDIES SHALL BE (X) THE RIGHT TO SUE FOR SPECIFIC PERFORMANCE AND A MAXIMUM OF $100,000 IN LEGAL FEES INCURRED BY PURCHASER IN ENFORCING ITS REMEDY OF SPECIFIC PERFORMANCE OR (Y) THE RIGHT TO THE IMMEDIATE RETURN OF ALL THE EARNEST MONEY (INCLUDING ALL SUMS DEPOSITED PURSUANT TO PARAGRAPHS 2.2.1, 2.2.2 AND 11) TOGETHER WITH ALL INTEREST ACCRUED THEREON AND THE RIGHT TO SUE FOR DAMAGES SUFFERED BY PURCHASER AS A RESULT OF SELLER'S WILLFUL REFUSAL TO DELIVER THE DEED UP TO A MAXIMUM AGGREGATE AMOUNT OF $3,237,500. PURCHASER SHALL WAIVE ITS RIGHT TO SUE FOR SPECIFIC PERFORMANCE UNLESS PURCHASER FILES A CLAIM FOR SUCH REMEDY WITHIN NINETY (90) DAYS AFTER THE WILLFUL REFUSAL TO DELIVER THE DEED BY SELLER. EXCEPT AS SET FORTH HEREIN, PURCHASER SHALL HAVE NO OTHER REMEDIES
AGAINST SELLER AT LAW OR IN EQUITY AND NOTHING CONTAINED IN THIS
PARAGRAPH 15 SHALL RELEASE PURCHASER FROM ITS OBLIGATIONS CONTAINED IN PARAGRAPHS 7.1 AND 7.2. IN NO EVENT SHALL PURCHASER HAVE THE RIGHT TO RECEIVE AN AWARD AGGREGATING DAMAGES UNDER BOTH CLAUSE (B) AND (Y) OF THIS PARAGRAPH 15.

     16.     PRORATIONS.
             __________

             16.1.     The following prorations shall apply at Closing:

     (a)     Taxes and Assessments.  All real estate and personal property
             _____________________
taxes assessed against the Property for the year prior to the year of the Closing and all penalties and interest thereon shall be paid by Seller. All real estate and personal property taxes assessed against the Property for the year of the Closing shall be prorated between Seller and Purchaser as of the Closing Date on the basis of the exact number of days each will own the Property during the year of the Closing. If the amount of such real estate and personal property taxes is not known at the Closing, closing adjustments will be made on the basis of the most recent tax bill and, if the Property has been taxed as part of a tax parcel including other real estate, a reasonable estimate as to the allocation of taxes between the Property and such other real estate. To the extent the deadline for contesting or appealing tax or assessments for tax fiscal year 1997 occurs prior to the Closing Date, Seller shall contest or appeal such tax or assessment for the 1997 tax fiscal year prior to the deadline date in a manner consistent with Seller's previous contests or appeals and in a manner so as to not prejudice the rights of Purchaser. Any taxes and assessments in respect of the Property for the year of Closing shall be paid by Purchaser and Purchaser hereby assumes the same. Purchaser shall be allowed as a credit against the Purchase Price at the Closing, an amount equal to Seller's pro-rata share of the taxes and assessments in respect of the Property for the year of Closing, as calculated in accordance herewith.

     (b)     Utilities.  Water, electricity, sewer, gas, and other utility
             _________
charges shall be dealt with as follows. At the Closing, Seller and Purchaser shall execute a joint notice to the utility companies serving the Property requesting such companies to change their accounts at the Property to Purchaser's name. Seller shall request each of the utility companies serving the Property to read the relevant utility meters in the Property not more than two (2) days prior to the Closing. Seller shall pay for all utilities consumption, as shown on such meters with respect to the period prior to Closing, and Purchaser shall pay for all utilities consumption, as shown on such meters, with respect to the period after the Closing.

     (c)     Fuel.  Fuel, at cost price based on the supplier's statement
             ____
of fuel on hand (including taxes), shall be prorated in favor of Seller as of a date not more than two (2) days prior to the Closing Date.

     (d)     Additional Items.  Such other items that are customarily
             ________________
prorated in transactions of this nature shall be ratably prorated.

     For purposes of calculating prorations under this Agreement, adjustments shall be made as of 11:59 p.m. on the Closing Date. All credits to Purchaser from the closing adjustments and prorations described above or elsewhere in this Agreement shall reduce the cash portion of the Purchase Price payable at the Closing and all credits to Seller from the closing adjustments and prorations described above or elsewhere in this Agreement shall increase the cash portion of the Purchase Price payable at the Closing. All costs, expenses and bills relating to the operation of the Property which are incurred or accrued through the Closing Date (whether received before or after the Closing Date) shall be the obligation of Seller. The provisions of this Paragraph 16.1 shall survive the Closing.

            16.2.     Post Closing Correction of Apportionments.  If the
                      _________________________________________
amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. Any apportionments not ascertainable at Closing (including, without limitation, real estate taxes, including any tax refunds and the costs of any contest or appeal) or made in error at the Closing will be adjusted or updated between Seller and Purchaser, as of the Closing Date, at the earliest date subsequent to Closing, but no later than twelve (12) months after the Closing, as such apportionable items become ascertainable or errors are discovered. Any net amount owing from Purchaser to Seller (or from Seller to Purchaser) as a result of the post-closing calculations shall be paid directly within ten (10) business days after receipt of written demand therefor and, if not so paid, shall accrue interest at the rate of 10% per annum from the date of demand until paid. Any errors or omissions in computing adjustments or apportionments shall be promptly corrected following written request therefor. This obligation shall survive the Closing.

     17.     RECORDING.  Neither this Agreement nor a memorandum thereof
             _________
shall be recorded against the Property and such a recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 14 hereof.

     18.     ASSIGNMENT.  Purchaser shall not have the right to assign its
             __________
interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 14 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any affiliate of Purchaser provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. An affiliate of Purchaser for purposes of this Paragraph 18 shall mean an entity that is controlled by, controls, or is under common control, with Purchaser.

     19.     BROKER.  Seller represents and warrants to Purchaser that no
             ______
brokerage commission or finder's fee is due and payable in connection with this transaction other than to Kennedy-Wilson International, (to be paid by Seller pursuant to the listing agreement), Marvin Chudnoff of Edward S.
Gordon Company, Inc. (to be paid by Seller pursuant to a separate agreement), to Handler Enterprises, Inc. (to be paid by Seller pursuant to a separate agreement) and to Insignia Commercial Group (to be paid by Kennedy-Wilson International). Purchaser represents and warrants to Seller that Purchaser has dealt with no broker in connection with the transaction contemplated by this Agreement, other than The Balcor Company, Kennedy-Wilson International, Handler Enterprises, Inc., Marvin Chudnoff of Edward S. Gordon Company, Inc. and Insignia Commercial Group. Seller represents that The Balcor Company is a subsidiary of Seller and is not working in a capacity as a broker in this transaction and no commission will be due The Balcor Company. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorneys' fees, court costs and costs of appeal and reasonable attorneys' fees, court costs and costs of appeal incurred in enforcing this indemnity provision and in collecting any amount payable hereunder) suffered or incurred by the indemnitee arising from the breach or alleged breach by the indemnifying party of its representations and warranties contained in this Paragraph 19. The indemnifying party shall undertake its obligations set forth in this Paragraph 19 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 19 will survive the Closing and delivery of the Deed and the Assignment and Assumption of Leases and Conveyance of Improvements.

     20.     REPRESENTATIONS AND WARRANTIES.
             ______________________________

             20.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Sidney Rothstein (Vice-President of Field Real Estate, United States), Donald Parrish (Director of Administrative Services for Western Operations Regional Center), engineering employees of Seller responsible for the Property reporting directly to Donald Parrish as of the date hereof (including Paul Greer) or Edwin Wistrand, Esq. (Managing
Attorney) (collectively referred to as the "Seller's Representative"). Any knowledge or notice given, had or received by any of Seller's agents, servants or employees (other than Seller's Representative) shall not be imputed to Seller or Seller's Representative.

            20.2.     Subject to the limitations set forth in
Paragraph 20.1, Seller represents and warrants to Purchaser as follows:

                      20.2.1. There are no leases, subleases, licenses, agreement or arrangements (written or oral), affecting the occupancy of the Property other than the Ground Lease and an oral revocable license to the Biltmore Arizona Resort regarding the parking at the Property which Seller shall terminate prior to Closing. No one has any right to possess any portion of the Property (except for Seller, as owner of the Property and the Biltmore Arizona Resort as aforesaid) or an option, right of first refusal or other right to purchase the Property or any part thereof.

                      20.2.2. To Seller's knowledge, (i) there are no service or maintenance contracts affecting the Property other than those described in Exhibit L annexed; and (ii) there are no building employees at
             _________
the Property required to be employed by Purchaser after the Closing.

                      20.2.3. Except as set forth in Exhibit T attached hereto, there is no pending litigation or proceeding (condemnation, tax certiorari or otherwise) which would in any way prevent or delay the sale and transfer of the Property contemplated herein or which could affect the Property after Closing. To Seller's knowledge, there is no such threatened litigation, claim, cause of action or proceeding.

                      20.2.4. Seller has the full right, power and authority to convey the Property to Purchaser and carry out its obligations under this Agreement and no corporate approvals or consents by Seller are necessary to permit Seller to convey the Property to Purchaser.

                      20.2.5. To Seller's knowledge, no other approvals or consents other than the City Consent are necessary to permit Seller to convey the Property to Purchaser.

                      20.2.6. Except as to the conditions disclosed in the Existing Reports and except as to the conditions disclosed in the other environmental reports set forth in Exhibit U attached hereto, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property.

                      20.2.7. To Seller's knowledge there are no legislative, administrative or judicial proceedings of any kind, pending or threatened, against the Seller or the Property which would in any way prevent or delay the sale and transfer of the Property contemplated herein. Except as to the conditions disclosed in the Existing Reports and except as to the conditions disclosed in the other environmental reports set forth in Exhibit U attached hereto, Seller has received no notice from any governmental authority having jurisdiction over the Property of any uncured violations of any laws, regulations, codes, ordinances, orders or requirements affecting the Property. Notwithstanding anything contained herein to the contrary, Seller shall have no liability hereunder to Purchaser arising out of any violations of The Americans With Disabilities Act.

                       20.2.8. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of New York, and is duly qualified to transact business in the State of Arizona.

                       20.2.9. Seller has not received any notice from any governmental authority having jurisdiction over the Property of the imposition of any taxes or assessments that are or will be a lien on the Property other than real estate taxes that are not yet due and payable and the possessory interest tax with respect to the Ground Lease.

                       20.2.10 Except as to the conditions set forth in the Existing Reports, Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property which if not corrected would result in termination of insurance coverage or an increase in the cost thereof.

                       20.2.11     To Seller's knowledge, the real estate
tax bills and utility bills delivered by Seller to Purchaser as referenced in Paragraph 7 herein are true, correct and complete copies of said bills. To Seller's knowledge, the Seller does not possess, in connection with the ownership of the Property, any water rights certificates or well registrations pertaining to, or used in connection with the operation of, all or any portion of the Property.

                       20.2.12. No other person or entity has any interest in, or a claim to Seller's interest under, the Ground Lease.

             20.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

     The representations and warranties contained in this Agreement made by Seller and Purchaser shall be deemed repeated as of the Closing Date and shall survive the Closing and the delivery of the Deed for a period of one
(1) year (i.e., the claiming party shall have no right to make any claims
          ____
against the other party for a breach of a representation or warranty after the first (1st) anniversary of the Closing).

              20.4. If at any time after the execution of this Agreement, either Purchaser or Seller shall become aware of information which makes a representation and warranty contained in this Agreement untrue in any material respect and provided the representation or warranty in question was true at the time it was made, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the aforesaid representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement and the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and 7.2 hereof and as otherwise specifically set forth in this Agreement to survive the termination hereof. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing. For the purposes of the preceding sentence, the knowledge of Purchaser shall mean the actual knowledge of Parkash Ahuja, Norman Vaughan, Matt Pearson or David Pottruck.

            20.5. None of Seller's or Seller's subsidiaries' respective shareholders, officers, directors, agents or employees shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement or the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. None of Purchaser's or Purchaser's subsidiaries' respective shareholders, officers, directors, agents or employees shall have any personal liability of any kind or nature for by reason of any matter or thing whatsoever under, in connection, arising out of or in any way related to this Agreement or the transactions contemplated herein, and Seller hereby waives for itself and anyone who may claim by, through or under Seller any and all rights to sue or recover on account of any such alleged personal liability.

             20.6. Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $750,000.00 ("Initial Liability Cap"); provided, however, that (a) Purchaser shall have the right to make separate claims against Seller after the Closing as a result of a breach by Seller of the representations and warranties contained in Paragraphs 20.2.1, 20.2.3 and
20.2.12 and the maximum aggregate liability of Seller (in addition to the Initial Liability Cap but not exceeding the cap provided in Paragraph 20.7) arising out of any such breach by Seller shall be $3,237,500 for a breach of each of the representations and warranties contained in Paragraphs 20.2.1,
20.2.3 and 20.2.12 (the parties agreeing that for purposes of determining the liability of Seller hereunder each of the aforesaid paragraphs shall only be treated as one representation or warranty), (b) Purchaser shall have the right to make separate claims against Seller after the Closing as a result of a breach by Seller of the representations and warranties contained in Paragraphs 20.2.4 and 20.2.8 and the maximum aggregate liability of Seller
(in addition to the Initial Liability Cap but not exceeding the cap provided in Paragraph 20.7) arising out of any such breach by Seller shall be the amount of the Purchase Price for a breach of each of the representations and warranties contained in Paragraphs 20.2.4 and 20.2.8 (the parties agreeing that for purposes of determining the liability of Seller hereunder each of the aforesaid paragraphs shall only be treated as one representation or warranty) and (c) Purchaser shall have the right to make separate claims against Seller after the Closing as a result of any liability arising out of Seller's obligations under the Assignment and Assumption of Lease and Conveyance of Improvements and the Assignment and Assumption of Intangible Property and the Deed and the maximum aggregate liability of Seller (in addition to the Initial Liability Cap but not exceeding the cap provided in Paragraph 20.7) arising under such obligations of Seller shall be $3,237,500 for each of the Assignment and Assumption of Lease and Conveyance of Improvements and the Assignment and Assumption of Intangible Property and the Deed. Purchaser hereby waives any and all rights to sue or recover from Seller any amount greater than said limits.

             20.7. Notwithstanding anything contained herein to the contrary, in no event shall Purchaser have the right to aggregate claims under this Agreement or any document or any conveyance agreement in connection with this transaction set forth herein after the Closing in excess of the amount of the Purchase Price. Purchaser hereby waives any and all rights to sue or recover from Seller any amount greater than the amount of the Purchase Price.

     TIME OF ESSENCE.  Time is of the essence of this Agreement.
     _______________

     NOTICES.  Any notice or demand which either party hereto is required or
     _______
may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail, return receipt requested, addressed as follows:

Purchaser:
_________
Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, California  94104
ATTN:  Mr. Parkash Ahuja
       Vice President Corporate
       Real Estate and Facilities
       (415) 627-7000
       (415) 627-7147 - FAX

with copy to:
Corbin Silverman & Sanseverino
805 Third Avenue/11th Floor
New York, New York  10022
ATTN:  Raymond A. Sanseverino, Esq.
       (212) 308-5000
       (212) 308-7189 - FAX

Seller:
______
American Express Company
World Financial Center #3
TRS Real Estate
200 Vesey Street/43rd Floor
New York, New York  10285-4305
ATTN:  Mr. Sidney Rothstein
       (212) 640-4362
       (212) 640-4078 - FAX

with copies to:
American Express Company
c/o The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, Illinois  60015
ATTN:  Mr. Alan Lieberman
       (708) 317-4360
       (708) 317-4462 - FAX
and:
American Express Financial Advisors
IDS Tower 10, T27/52
Minneapolis, Minnesota  55440
ATTN:  Edwin Wistrand, Esq.
       (612) 671-3525
       (612) 671-3676 - FAX
and:
Katten Muchin & Zavis
525 West Monroe Street
Suite 1600
Chicago, Illinois  60606
ATTN:  Daniel J. Perlman, Esq.
       (312) 902-5532
       (312) 902-1061 - FAX

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent for next day delivery by overnight courier, or on the fourth (4th) business day after the same is deposited in the United States Mail as registered or certified matter, return receipt requested, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, return receipt requested, or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices to Purchaser or Seller shall be served in like fashion upon the Escrow Agent and copies of all notices given to Escrow Agent shall be served in like fashion to the other party.

     23.     EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will
             ___________________________________________
execute five (5) counterparts of this Agreement and five (5) counterparts of the Escrow Agreement and forward them to Seller for execution, accompanied by the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement on or before September 20, 1995. Seller will execute each such counterpart and forward two (2) counterparts of the executed Agreement to Purchaser on or before September 22, 1995 and will forward the following to the Escrow Agent concurrently therewith:

     (A)  The Earnest Money;

     (B)  One (1) fully executed counterpart of this Agreement; and

     (C) Five (5) counterparts of the Escrow Agreement signed by the parties with a direction to execute five (5) counterparts of the Escrow Agreement and deliver two (2) fully executed counterparts to each of the Purchaser and the Seller.

     24.     GOVERNING LAW.  The provisions of this Agreement shall be
             _____________
governed by the laws of the State of Arizona, without regard to conflict of laws rules.

     25.     ENTIRE AGREEMENT. This Agreement and the Escrow Agreement and
             ________________
all other exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other negotiations, understandings and representations and agreements made by and between the parties and their respective agents, servants and employees.

     26.     COUNTERPARTS.  This Agreement may be executed in multiple
             ____________
counterparts, each of which shall be deemed an original and all of which taken together shall constitute one original instrument.

     27.     CAPTIONS.  Paragraph titles or captions contained herein are
             ________
inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     28.     FORCE MAJEURE.  A "force majeure" event shall mean acts of God,
             _____________
strikes, lock outs, labor difficulties, delays on account of adverse weather conditions, explosions, sabotage, accidents, riots, civil commotions, acts of war, results of any warfare or any war like condition in this or any foreign country, fire, casualty, condemnation or causes beyond the reasonable control of Seller and delays caused by Purchaser.

     29.     WAIVER OF CONDITIONS.  No failure or delay of either party in
             ____________________
the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof of any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

     30.     FURTHER ACTS.  Each party hereto shall from time to time exercise,
             ____________
acknowledge and deliver such further instruments and perform such additional acts as the other party may reasonably request to effectuate the intent of this Agreement.

     31.     MODIFICATION.  This Agreement shall not be altered, amended,
             ____________
changed, waived, terminated or otherwise modified in any respect unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

     32.     TIME.  Unless provided to the contrary in any particular
             ____
provision, all time periods refer to calendar days and shall expire at 5:30 p.m., Arizona time, on the last of such days; provided, however, that if the time for the performance of any obligation expires on a Saturday, Sunday or legal holiday in the State of Arizona, the time for performance shall be extended to the next succeeding day which is a Business Day.

     33.     AUTHORITY OF SIGNERS.  Each individual executing this Agreement
             ____________________
on behalf of a party represents that he or she has been duly authorized to do so.

     34.     BINDING EFFECT.  This Agreement shall be binding upon and shall
             ______________
inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

     35.     INCORPORATION BY REFERENCE.  Each of the exhibits referred to
             __________________________
herein and attached hereto is incorporated herein by reference.

     36.     PERSONAL INJURY.  Seller agrees to name Purchaser as an
             _______________
additional insured on its general liability insurance policy from and after the date hereof insuring Purchaser against such covered personal injury claims occurring prior to the date of Closing and which are pursued against Purchaser after the date of Closing.

     37.     SELLER AUTHORITY.  Seller shall deliver to Purchaser on or
             ________________
before September 22, 1995 evidence of Thomas E. Meador's authority to execute this Agreement on behalf of Seller.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

PURCHASER:
_________

CHARLES SCHWAB & CO., INC.,
a California corporation


By:   /s/ John Gambs
Name: John Gambs
Its:  Executive Vice President and
      Chief Financial Officer

and

By:   /s/ L. E. Valencia
Name: L. E. Valencia
Its:  Executive Vice President of Human
      Resources and Administrative Services


SELLER:

AMERICAN EXPRESS COMPANY,
a New York corporation


By:   /s/ Thomas E. Meador
Name: Thomas E. Meador
Its:  Senior Vice-President

Dave Doupe of (Kennedy-Wilson International ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated ___________, 19____ between Seller and Seller's Broker
(the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.

KENNEDY-WILSON INTERNATIONAL

By:
     Dave Doupe
Its:

________________________ of Insignia Commercial Group ("Sub Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the only fee or commission due it as a result of the transaction described in this Agreement is from Kennedy Wilson International. Sub Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Sub Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Sub Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser or Kennedy-Wilson.

INSIGNIA COMMERCIAL GROUP


By:
Name:
Its:

Paul Spiegel of Handler Enterprises, Inc. ("Additional Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain separate written agreement dated __, 199_ between Seller and Additional Broker (the "Second Separate Agreement"). Additional Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Additional Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Second Cooperating Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.

HANDLER ENTERPRISES, INC.


By:
     Paul Spiegel
     Executive Vice-President

                             INDEX OF EXHIBITS

A     -     Fee Parcel
B     -     Ground Lease Parcel
C     -     Personal Property
D     -     Escrow Agreement
E     -     Title Commitment for Fee Parcel
F     -     Title Commitment for Ground Lease Parcel
G     -     Assignment of Lease and Conveyance of Improvements
H     -     City Estoppel
I     -     Deed
J     -     Bill of Sale
K     -     Assignment and Assumption of Intangible Property
L     -     Service Contracts
M     -     Non-Foreign Affidavit
N     -     Asbestos Engineer Certificate
O     -     List of Insurance
P     -     List of Investigations
Q     -     Video Equipment
R     -     Amended Ground Lease Parcel Legal Description
S     -     Industry Standards
T     -     Litigation

                          September 21, 1995


VIA FACSIMILE AND FEDERAL EXPRESS

Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, California  94104
Attn: Mr. Parkash Ahuja
       Vice President Corporate
       Real Estate and Facilities

VIA FACSIMILE AND FEDERAL EXPRESS

Corbin, Silverman & Sanseverino
805 Third Avenue/11th Floor
New York, New York  10022
Attn:  Raymond A. Sanseverino, Esq.

VIA FACSIMILE AND FEDERAL EXPRESS

Chicago Title Insurance Company
2020 North Central Avenue, Suite 300
Phoenix, Arizona  85004
Attn:  Valerie Schueler

     Re:     Letter Agreement - Sale of American Express Regional
             Operations Center  -Phoenix, Arizona

Ladies and Gentlemen:

     Reference is made to that certain Agreement of Sale, dated
September 18, 1995, by and between American Express Company, a New York Corporation, and Charles Schwab & Co., Inc., a California corporation (the "Agreement").

     The Agreement is hereby amended as follows:

     1.     The following is added to the end of Section 22 of the
Agreement: "Notwithstanding anything to the contrary contained in this
Section 22, any notice or demand which either party hereto is required to or may desire to give or deliver to or make upon the other party may be sent by facsimile. Any notice or demand given by facsimile on or before 5:00 p.m. Chicago time shall be deemed to be delivered or made on the day on which is was sent. If such notice or demand given by facsimile is sent on a date which falls on a Saturday, Sunday or Federal or State holiday, said date shall be extended to the next business day following such Saturday, Sunday or Federal or State holiday.

     2. Except as set forth in this letter, all terms of the Agreement are affirmed, ratified, adopted and confirmed. If there is a conflict between the terms of this letter and the Agreement, the terms of this letter shall prevail.

PURCHASER

CHARLES SCHWAB & CO., INC., a
California corporation


By:   /s/ Raymond A. Sanseverino
Name: Raymond A. Sanseverino
Its:  Attorney

SELLER

AMERICAN EXPRESS COMPANY, a
New York corporation


By:   /s/ Daniel J. Perlman
Name: Daniel J. Perlman
Its:  Attorney

                    SECOND AMENDMENT TO AGREEMENT OF SALE


     This Second Amendment to Agreement of Sale (this "Second Amendment") is entered into as of this 22nd day of September, 1995, by and between Charles Schwab & Co., Inc., a California corporation ("Purchaser") and American Express Company, a New York corporation ("Seller").

     WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated September 18, 1995, as amended by letter agreement dated September 21, 1995 (as amended, the "Agreement") for the purchase and sale of the American Express Western Regional Operations Center, 2423 East Lincoln Drive, Phoenix, Arizona (as more particularly described in the Agreement and defined in the Agreement as the "Property"); and

     WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Any and all capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

     2. Pursuant to Paragraph 7.1 of the Agreement, Purchaser desires to conduct an Emergency Power System test (the "EPS Test"), which test is not one of the Investigations listed on Exhibit P of the Agreement. Pursuant to Paragraph 7.1 of the Agreement, Seller is denying Purchaser the right to conduct the EPS Test until after the vacation of the Property by Seller. As a result, the parties have agreed that Seller shall perform the EPS Test at the same time as Seller performs the tests set forth in Exhibit P as numbers 29 and 30 as provided for in Paragraph 7.10 of the Agreement. Notwithstanding anything contained herein to the contrary, any reference in Paragraph 7.10 to "tests" or to "tests set forth in Exhibit P as numbers 29 and 30" shall include the EPS Test. Furthermore, any reference to "defects" in Paragraph 7.10 of the Agreement shall also include defects to the components which are the subject of the EPS Test. In addition, any reference to "Cost" in Section 7.10 of the Agreement shall also refer to the "Costs" associated with the defects to the components which are the subject of the EPS Test.

     3. Purchaser and Seller shall use diligent efforts to agree upon the standards to be used for the EPS Test on or before September 29, 1995.
In addition, the parties agree to extend the period for using diligent efforts to agree upon the standards to be used for the tests set forth in Exhibit P as numbers 29 and 30 through September 29, 1995. The parties agree that all references to September 22, 1995 contained in Paragraph 7.10 shall be deleted and September 29, 1995 shall be inserted in lieu thereof and the reference to September 29, 1995 shall be deleted and October 13, 1995 shall be inserted in lieu thereof. The parties' rights to terminate the Agreement in accordance with Paragraph 7.10 shall also pertain to the parties' failure to agree upon the standards to be used for the EPS Test.

     4. Purchaser shall not have the right to terminate the Agreement as a result of Purchaser being denied the right to conduct an Investigation until after Seller vacates the Property.

     5. The following is added to the end of Section 22 of the Agreement ratifying the letter between the parties dated September 21, 1995:
"Notwithstanding anything to the contrary contained in this Section 22, any notice or demand which either party hereto is required to or may desire to give or deliver to or make upon the other party may be sent by facsimile. Any notice or demand given by facsimile on or before 5:00 p.m. Chicago time shall be deemed to be delivered or made on the day on which it was sent or if sent after 5:00 p.m. Chicago time, such notice or demand shall be deemed given on the following day. If such notice or demand given by facsimile is sent on a date which falls on a Saturday, Sunday or Federal or State holiday, said date shall be extended to the next business day following such Saturday, Sunday or Federal or State holiday.

     6. Except as set forth herein, the Agreement remains unmodified and in full force and effect.

[SIGNATURE PAGE ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

PURCHASER:

CHARLES SCHWAB & CO., INC.,
a California corporation


By:    /s/ L. E. Valencia
Name:  Ed Valencia
Its:   Executive Vice President

and

By:    /s/ E. Dilsaver
Name:  Evelyn Dilsaver
Its:   Senior Vice President


SELLER:

AMERICAN EXPRESS COMPANY,
a New York corporation


By:   /s/ Thomas E. Meador
Name: Thomas E. Meador
Its:  Senior Vice-President

                   THIRD AMENDMENT TO AGREEMENT OF SALE

     This Third Amendment to Agreement of Sale (this "Third Amendment") is entered into as of this 29th day of September, 1995, by and between Charles Schwab & Co., Inc., a California corporation ("Purchaser") and American Express Company, a New York corporation ("Seller").

     WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated September 18, 1995 (the "Original Agreement") for the purchase and sale of the American Express Western Regional Operations Center,
2423 East Lincoln Drive, Phoenix, Arizona (as more particularly described in the Agreement and defined in the Agreement as the "Property"); and

     WHEREAS, the Original Agreement has been amended by (1) that certain letter dated September 21, 1995 (the "Letter Agreement") and (2) by that certain Second Amendment to Agreement of Sale dated September 22, 1995
(the "Second Amendment"). The Original Agreement, the Letter Agreement and the Second Amendment are referred to collectively hereinafter as the "Agreement".

     WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Any and all capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

     2. The parties agree to extend the period for using diligent efforts to agree upon the standards to be used for the EPS Test and the tests set forth in Exhibit P of the Agreement as numbers 29 and 30 through October 3, 1995. The parties agree that all references to September 29, 1995 contained in Paragraph 7.10 shall be deleted and October 3, 1995 shall be inserted in lieu thereof.

     3. Except as set forth herein, the Agreement remains unmodified and in full force and effect.

[EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

PURCHASER:

CHARLES SCHWAB & CO., INC.,
a California corporation


By:    /s/ Raymond A. Sanseverino
Name:  Raymond A. Sanseverino
Its:   Attorney

SELLER:

AMERICAN EXPRESS COMPANY,
a New York corporation


By:     /s/ Daniel J. Perlman
Name:   Daniel J. Perlman
Its:    Attorney

                  FOURTH AMENDMENT TO AGREEMENT OF SALE


     This Fourth Amendment to Agreement of Sale (this "Fourth Amendment") is entered into as of this 6th day of October, 1995, by and between Charles Schwab & Co., Inc., a California corporation ("Purchaser") and American Express Company, a New York corporation ("Seller").

     WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated September 18, 1995 (the "Original Agreement") for the purchase and sale of the American Express Western Regional Operations Center,
2423 East Lincoln Drive, Phoenix, Arizona (as more particularly described in the Agreement and defined in the Agreement as the "Property"); and

     WHEREAS, the Original Agreement has been amended by (1) that certain letter dated September 21, 1995 (the "Letter Agreement") (2) by that certain Second Amendment to Agreement of Sale dated September 22, 1995 (the "Second Amendment"), and (3) by that certain Third Amendment to Agreement of Sale dated September 29, 1995 (the "Third Amendment"). The Original Agreement, the Letter Agreement, the Second Amendment and the Third Amendment are referred to collectively hereinafter as the "Agreement".

     WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Any and all capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

     2. Notwithstanding anything to the contrary contained in the Notice which Purchaser delivered to Seller on September 22, 1995, and notwithstanding that Seller did not deliver the Seller Estimate, the parties agree that the Cost to remedy all defects set forth in the Notice (other than for the tests set forth in Exhibit P as numbers 29 and 30 and the EPS
Test) is $160,000.00.

     3. Except as set forth herein, the Agreement remains unmodified and in full force and effect.

[EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

PURCHASER:

CHARLES SCHWAB & CO., INC.,
a California corporation


By:    /s/ Parkash Ahuja
Name:  Parkash Ahuja
Its:   Vice President, Corporate Real
       Estate & Facilities

and

By:    /s/ L. E. Valencia
Name:  Ed Valencia
Its:   Executive Vice President

SELLER:

AMERICAN EXPRESS COMPANY,
a New York corporation


By:    /s/ Thomas E. Meador
Name:  Thomas E. Meador
Its:   Senior Vice President

                    FIFTH AMENDMENT TO AGREEMENT OF SALE

     This Fifth Amendment to Agreement of Sale (this "Fifth Amendment") is entered into as of this 17th day of October, 1995, by and between Charles Schwab & Co., Inc., a California corporation ("Purchaser") and American Express Company, a New York corporation ("Seller").

     WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated September 18, 1995 (the "Original Agreement") for the purchase and sale of the American Express Western Regional Operations Center,
2423 East Lincoln Drive, Phoenix, Arizona (as more particularly described in the Agreement and defined in the Agreement as the "Property"); and

     WHEREAS, the Original Agreement has been amended by (1) that certain letter dated September 21, 1995 (the "Letter Agreement") (2) by that certain Second Amendment to Agreement of Sale dated September 22, 1995 (the "Second Amendment"), (3) by that certain Third Amendment to Agreement of Sale dated September 29, 1995, and (4) by that certain Fourth Amendment to Agreement of Sale dated October 6, 1995 (the "Fourth Amendment"). The Original Agreement, the Letter Agreement, the Second Amendment, the Third Amendment and the Fourth Amendment are referred to collectively hereinafter as the "Agreement".

     WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. The legal description contained in Exhibit R of the Agreement is hereby deleted in its entirety and replaced with the legal description set forth in Exhibit A attached hereto.

     2. Except as set forth herein, the Agreement remains unmodified and in full force and effect.

[EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

PURCHASER:

CHARLES SCHWAB & CO., INC.,
a California corporation


By:     /s/ Matthew D. Pearson
Name:   MATTHEW D. PEARSON
Its:    Vice President

and

By:     /s/ Parkash Ahuja
Name:   PARKASH AHUJA
Its:    VICE PRESIDENT


SELLER:

AMERICAN EXPRESS COMPANY,
a New York corporation


By:     /s/ Thomas E. Meador
Name:   THOMAS MEADOR
Its:    SVP

                                    EXHIBIT A

Parcel No. 1:
____________

That portion of Section 10, Township 2 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:
Beginning at the East quarter corner of said Section 10; thence North 00 degrees 00 minutes 48 seconds East, along the East line of said Section 10, a distance of 114.97 feet; thence South 28 degrees 49 minutes 10 seconds West,
501.83 feet; thence South 86 degrees 29 minutes 9 seconds West, 21.92 feet; thence South 22 degrees 49 minutes 26 seconds West, 385.16 feet; thence South 12 degrees 19 minutes 24 seconds East, 68.85 feet; thence East 398.82 feet to a point on the East line of said Section 10; thence North 00 degrees 01 minutes 37 seconds West, along the East line of said Section 10, a distance of 748.32 feet to the Point of Beginning.

Parcel No. 2:
____________

That part of the East half of Section 10, Township 2 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows: Beginning at a point in the East line of said Section 10 from which the Southeast corner of said Section bears South (assumed bearing) a distance of 2,815.27 feet; thence North 82 degrees 40 minutes 25 seconds West a distance of 52.64 feet; thence South 22 degrees 44 minutes 25 seconds West a distance of 547.37 feet; thence North 86 degrees 29 minutes 09 seconds East 21.92 feet to a corner of the existing American Express parking lot as leased to American Express by City of Phoenix Lease No. 21319; thence North 28 degrees 49 minutes 10 seconds East, along the boundary of said parking lot as leased by said Lease, 501.83 feet to the East line of said Section 10; thence North 00 degrees 00 minute 48 seconds East, along said section line 57.09 feet to the Point of Beginning.

Parcel No. 3:
____________

That part of the Southeast quarter of Section 10, Township 2 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows: Beginning at a point in the East line of said Southeast quarter from which the Southeast corner of said Section bears South 00 degrees 01 minute 37 seconds East (assumed bearing) a distance of 1,800.97 feet; thence North 00 degrees 01 minute 37 seconds West, along said East line, a distance of 93.93 feet to the Southeast corner of the existing American Express parking lot as leased to American Express by City of Phoenix Lease No. 21319; thence South 90 degrees 00 minutes 00 seconds West along the South boundary of said parking lot as leased by said Lease, 398.82 feet to a chain link fence; thence South 01 degree 34 minutes 30 seconds East 4.76 feet; thence South 12 degrees 27 minutes 20 seconds East 45.35 feet; thence South 58 degrees 21 minutes 19 seconds East 17.56 feet; thence North 75 degrees 24 minutes 34 seconds East
24.53 feet; thence South 63 degrees 35 minutes 57 seconds East 87.77 feet; thence South 89 degrees 36 minutes 57 seconds East 117.73 feet; thence North 00 degrees 48 minutes 55 seconds East 20.51 feet; thence South 89 degrees 11 minutes 05 seconds East 73.60 feet; thence South 00 degrees 48 minutes 55 seconds West 21.00 feet; thence South 89 degrees 38 minutes 30 seconds East
80.34 feet to the Point of Beginning.